UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A/2

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2008

Ardmore Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23806	87-0046720
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Xing Guang Road, Zhong Bei Industrial Park
Xi Qing District, Tianjin, China	300384
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: +86-22-2798-4033

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES
ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT
ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
ITEM 5.06	CHANGE IN SHELL COMPANY STATUS

On June 6, 2008, we filed a Current Report on Form 8-K (the “Original 8-K”) disclosing, among other things, our acquisition, through a reverse merger, of Tianjin Yayi Industrial Co., Ltd., a producer and supplier of goat milk in China and the completion of a financing pursuant to which we raised $1.3 million in gross proceeds from the issuance of our notes and warrants. On July 1, 2008, we filed an amendment to the Original 8-K (as so amended, the “8-K”). This Amendment No. 2 on Form 8-K/A/2 (the “Form 8-K/A/2”) is filed to:

•
amend the disclosure in the Original 8-K under the caption “Description of our Business-Facilities and Property” to reflect that the capacity of the Xiqing Facility is 5 tons per day-not 50 tons per day;

•
amend the disclosure in the Original 8-K under the caption “Description of our Business-Intellectual Property” to, among other things, clarify the purposes for which the “MeiKe GaoTe” and “Yi Mei Shi” marks are used. Accordingly, the disclosure under such caption is hereby amended and restated to read in its entirety as follows:

“In 2002, we registered in China the trademark, “MeiKe GaoTe” (a transliteration of “Milk Goat” in Chinese) for use with our liquid and powder products and the trademark, “Yi Mei Shi” for use with our powder products. The “MeiKe GaoTe” mark is generally used for marketing products to the general population and the “Yi Mei Shi” mark is generally used for marketing for products formulated to provide a particular nutritional or health benefit.

We license the right to use goat odor elimination technologies and are permitted to use these technologies with respect to all of our products. All payments required to be made by us under this arrangement have been made and we are entitled to continue to use these technologies after the expiration of the license. The license prohibits us, with certain exceptions, from disclosing or transferring the technology. We believe that alternative odor elimination technologies are available, if required, on terms reasonably acceptable to us.”

•
amend the disclosure in the Original 8-K under the caption “Summary - Capital Stock Issued and Outstanding” to amend the number of Series A Warrants that were issued and to reflect that the Series D Warrants were issued (in lieu of Series A Warrants) to the placement agent and its designees. Accordingly, the disclosure under such caption is hereby amended and restated to read in its entirety as follows:

“After giving effect to (i) the shares issued as consideration in connection with the merger, (ii) the securities issued to Grand Orient, (iii) the issuance of units in connection with the offering, and (iv) the cancellation of 325,198 shares held by Tryant, our issued and outstanding securities are as follows:

-	25,000,000 shares of common stock;

-	0 shares of preferred stock;

-	601,900 shares of common stock issuable upon exercise of the Series A Warrants;

-	2,148,148 shares of common stock issuable upon exercise of the Series B Warrants;

-	185,185 shares of common stock issuable upon exercise of the Series C Warrants;

-	144,448 shares of common stock issuable upon exercise of the Series D Warrants (which were the warrants issued to the placement agent and its designees); and

-	1,203,748 shares of common stock issuable upon conversion of the notes (assuming a conversion price of $1.08)

An aggregate of 4,283,429 shares of common stock are issuable upon exercise or conversion of our outstanding notes and warrants.”

•
include (as exhibit 99.4) the unaudited condensed consolidated financial statements for Charleston Industrial Ltd. and subsidiaries for the three and six months ended April 30, 2008 and 2007 (the “Most Recent Financial Statements”); and

•	include the Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Most Recent Financial Statements. Such discussion is set forth immediately below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED APRIL 30, 2008 AND 2007

The following discussion reflects management's analysis of the operating history for Tianjin Yayi and its parent, Charleston Industrial Ltd. for the three and six months ended April 30, 2008 and 2007. As such, the discussion only represents management's current assessment of the operations of the business. There can be no implication that the results discussed herein will necessarily continue into the future, or that any of the conclusions expressed below will necessarily be indicative of actual operating results in the future. This discussion should be read in conjunction with the unaudited condensed consolidated financial statements of Charleston and subsidiaries for the three months and six months ended April 30, 2008.

The disclosure herein contains forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. To the extent that any statements made in herein contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Overview

We engage in the processing, commercialization and distribution of a series of goat milk powder, goat milk formula tablets, liquid goat milk and goat milk drinks throughout China. Our principal brand under which products are sold is MeiKe GaoTe. We are focused primarily on higher-priced premium infant formula. However, our goat milk product line also includes more affordable infant formula products, targeting the mass market, and other goat milk products that target the health-conscious consumer. We sell substantially all of our products in China, primarily using distributors who resell the products through their own distribution networks, typically composed of sub-distributors and retail outlets.

Our distribution network serves approximately 3,500 retail outlets across China. Our sales, customer service and education and distribution network has helped us build brand recognition and customer loyalty in the primary markets where we concentrated our sales and marketing efforts.

Recent Development

In January 2008, Charleston acquired Tianjin Yayi Industrial Co., Ltd. and its wholly owned subsidiary in consideration for which Charleston is to pay the shareholder of Tianjin Yayi a dividend of approximately $4.24 million. Tianjin Yayi and its subsidiary are the operating entities engaged in the commercialization of goat milk products. Ardmore Holding Corporation which since 2006, had limited assets and liability and had been seeking a business opportunity in June 2006 acquired, pursuant to a reverse triangular merger, all of the outstanding shares of Charleston. In connection with the merger and the related transactions, we issued (i) 24,325,000 shares of common stock and warrants to acquire 3,079,681 share of common stock and (ii) our 8% convertible notes due December 2009 in principal amount of $1.3 million (convertible into 1,203,748 share of common stock), and a note in principal amount of $250,000 due August 2008. As a result of these transactions Tianjin Yayi became an indirect wholly owned subsidiary of Ardmore Holding Corporation.

Strategy

The Chinese government has initiated programs to promote milk consumption and is providing incentives to increase dairy production. Today, the Chinese dairy market is a $13 billion industry and is expected to grow at a rate of 15% per year for the next few years.

We believe that Chinese consumers’ consumption power is increasing. Accordingly, while we serve the lower and middle tier markets we are focused on (i) premium products which we believe generate greater sales volume (as measured by currency) and higher gross margins and (ii) regions in which we believe we can generate a better return on our investment. Though we currently distribute our goat milk powder products throughout most of China, our efforts are focused on Shanghai, Fujian Province, Hunan Province, Sichuan Province and Shenzhen.

Currently, we are primarily selling goat milk powder products, popularizing liquid goat milk products, conducting small-scale tests for goat milk yogurt products, and exploring the development goat milk cheese products. When we believe the market for our goat milk liquid and powder products is mature, we intend to launch our goat milk yogurt and then goat milk cheese products.

We and the local government of Weinan City, Shaanxi Province have developed a plan to develop the local milk-goat-raising industry. Pursuant to this non-binding plan, we anticipate setting up a new spray-drying and processing facility, which can spray-dry the raw milk into powder and then process the powder into finished products. It is anticipated the local government will provide the necessary land and certain other assistance while we will provide equipment, technology, capital and management.

In addition, we also intend to acquire in the fourth quarter of fiscal 2008 (i) two production lines and (ii) a spray-drying facility to enhance our capacity to turn raw goat milk into goat milk powder.

Critical Accounting Policies and Estimates

We prepare our financial statement in accordance with generally accepted accounting principles in the United States, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application.

Revenue Recognition

Our revenue is generated from sales of goat milk powder and liquid products, and is recognized when all of the following criteria are met:

☐ The amount of revenue can be measured reliably;
☐ It is probable that the economic benefits associated with the transaction will flow to the enterprise;
☐ The costs incurred or to be incurred in respect of the transaction can be measured reliably; and
☐ Collectability is reasonably assured.

We recognize revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. We are subject to VAT which is levied on the majority of our products at the rate of 17% on the invoiced value of sales. In addition to the invoiced value of sales, output VAT is borne by customers. In addition to the invoiced value of purchases, input VAT is borne by us to the extent the tax is not refunded for export sales. Input VAT paid is recoverable from output VAT charged to customers.

Fair Value of Financial Instruments

Our financial instruments include restricted cash, accounts receivable, due from related parties, other receivables, other payables and accrued liabilities, short-term loans, other current liabilities and deferred taxes. Due to their short-term nature, the estimated fair value of the carrying amount is an approximation. The fair value of our long-term loans is estimated based on the current rates offered to us for debt of similar terms and maturities.

Impairment of Long-Lived Assets

We periodically review the carrying amounts of long-lived assets including property, plant and equipment and long-term investment with finite useful lives or beneficial periods, to assess whether they are impaired. We evaluate these assets for impairment whenever events or changes in circumstances, such as a change of business plan or a period of continuous losses, indicate that their carrying amounts may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its projected future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. In determining estimates of future cash flows, significant judgment in terms of projection of future cash flows and assumptions is required. We are not aware of any events or circumstances that indicate the existence of impairment which would be material to our financial statements.

Contingencies

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of business that relates to a wide range of matters. If we determine that it is probable that a loss has been incurred and a reasonable estimate of the loss can be made, we recognize a liability for such contingency. We may consider many factors in making these assessments, including past history and the specifics of each matter.

Recent Accounting Pronouncements
FIN 48 – Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standard Board (“FASB”) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 was effective for fiscal years beginning after December 15, 2006. In January 2008, the FASB approved FASB Staff Position (FSP) No. FIN 48-6 - “Effective Date of FASB Interpretation No. 48 for Nonpublic Enterprise”, permitting nonpublic enterprise to defer implementation of FIN 48 until period beginning after December 15, 2007. The Company has not yet determined the impact of the adoption of FIN 48 on its financial statements and footnotes disclosures.

SFAS No. 157 – Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The FASB has granted a one-year deferral for non-financial assets and liabilities to comply with this statement. The Company has not yet determined the impact the implementation of SFAS 157 will have on the Company’s non-financial assets and liabilities which are not recognized or disclosed on a recurring basis. However, the Company does not anticipate that the full adoption of SFAS 157 will significantly impact their consolidated financial statements.

SFAS No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact of the adoption of SFAS No.159 on its financial statements and footnote disclosure.

SFAS No. 160 – Noncontrolling interest in Consolidated Financial Statements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company has not yet determined the impact of the adoption of SFAS No. 160 on its financial statements and footnote disclosures.

SFAS No. 141R – Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for the Company beginning November 1, 2009 and will change the accounting for business combinations on a prospective basis.

SFAS No. 161 – Disclosures about Derivative Instruments and Hedging

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is effective January 1, 2009. SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, SFAS 161 requires disclosures of the fair values of derivative instruments and associated gains and losses in a tabular formant. SFAS 161 is not currently applicable to the Company since the Company does not have derivative instruments or hedging activity.

Results of operations for the three months ended April 30, 2008 and 2007

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior corresponding period.

	Three months ended
	April 30,
	2008	2007	Change	Variance
Net sales	$3,918,880	$3,374,904	$543,976	16.1%

Cost of goods sold	$1,436,933	$1,150,998	$285,935	24.8%

Gross profit	$2,481,947	$2,223,906	$258,041	11.6%

Operating expenses	$1,306,405	$1,145,714	$160,691	14%

Net sales for the three months ended April 30, 2008 were $3.92 million, an increase 16.1% from the corresponding period in the prior year. Net sales increased because of increases in the prices at which all products were sold and the quantity of liquid products sold. The quantity of liquid product sold increased because of more extensive marketing efforts. We believe that the increase in the quantity of powder product sold was limited due to delays in the delivery of products as a result of the January to February 2008 winter storms and that our price increases were consistent with price increases generally in China’s dairy market.

Cost of goods sold for the three months ended April 30, 2008 was $1.44 million, an increase of 24.8% from the corresponding period in the prior year. Costs of goods sold, as a percentage of net sales increased from 34.1% for the three months ended April 30, 2007 to 36.7% for the most recent three-month period. The increase in the costs of goods sold is attributable to the increases in material costs and labor costs which accounted for approximately 69% and 19% of the increase, respectively. Higher material cost resulted from increases in the prices of supplements added to our products and for raw goat milk, which increases we believe are generally occurring throughout the dairy industry. Higher labor cost resulted from an increase in average salaries and the increase number of employees working at our production facilities to support the increased quantity of product sold.

Gross profit for the three months ended April 30, 2008 was $2.48 million, an increase of 11.6% from the corresponding period in the prior year. Gross margin for the three months ended April 30, 2008 was 63.3% as compared to 65.9% for the corresponding period in the prior year. The change in gross profit and gross margin is attributable to the changes in net sales and cost of goods as described above and changes in the mix of product sold; in particular, increased sales of liquid products which has a lower gross profit margin compared to the powder products.

For the three months ended April 30, 2008, operating expenses increased approximately $160,700, or 14% from the corresponding period in the prior year due to the 157.1% increase in other selling, general and administrative expenses. These expenses increased due to an increase in the provision for doubtful accounts resulting from an increase in accounts receivable, increased store entry fees, increased travel and entertainment expenses, increased costs of office supplies, increased costs associated with more favorable benefits offered to employees, increased labor insurance costs due to changed regulatory requirements and increased freight expense resulting from the increased quantity of product sold. These increases were partially offset by decreases in salaries and commissions which decreased because certain performance thresholds were not achieved. Operating expenses, as a percentage of net sales, decreased from 33.9% in the three months ended April 30, 2007 to 33.3% in the three months ended April 30, 2008.

Interest expense was approximately $64,416 for the three months ended April 30, 2008, an increase of approximately $50,500 from the corresponding period in the prior year. Interest expense increased primarily because of the increase in our outstanding bank borrowings during the most recent period.

Income tax was $270,864 and zero for the three months ended April 30, 2008 and 2007 respectively. There was no income tax expense for the three months ended April 30, 2007 because we were exempt from such taxes through January 1, 2008. The loss of the tax exemption will in the future have the effect of reducing reported net income. Beginning January 1, 2008, the applicable income tax rate is 25% of taxable income.

Net income for the three months ended April 30, 2008 decreased by 19.9% from the corresponding period in the prior year. This decrease is attributable to the cumulative effect of the factors described above and in particular, the impact of income taxes.

Results of operations for the six months ended April 30, 2008 and 2007

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and the percentage of change from the prior period.

	Six months ended
	April 30,
	2008	2007	Change	Variance
Net sales	$7,803,130	$6,667,283	$1,135,847	17.0%

Cost of goods sold	$2,760,070	$2,433,116	$326,954	13.4%

Gross profit	$5,043,060	$4,234,167	$808,893	19.1%

Operating expenses	$2,380,424	$2,193,381	$187,043	8.5%

Net sales for the six months ended April 30, 2008 were $7.8 million, an increase of 17% from the corresponding period of the prior year. Sales increased because of an increase in the quantity of liquid products sold and the prices at which all products were sold. We believe that the increase in the quantity of powder product sold was limited due to delays in the delivery of products as a result of the January to February 2008 winter storms and our price increases were consistent with price increases generally in China’s dairy market

Cost of goods sold for the six months ended April 30, 2008 was $2.76 million, an increase of 13.4% from the corresponding period of the prior year. Costs of goods sold, as a percentage of net sales, decreased from 36.5% for the six months ended April 30, 2007 to 35.4% for the six months ended April 30, 2008. The changes in cost of good sold for the six months ended April 30, 2008 from the corresponding period in the prior year is attributable to the same factors impacting the cost of goods sold for the three months ended April 30, 2008 and 2007.

Gross profit for the six months ended April 30, 2008 was $5 million, an increase of 19.1% from the corresponding period of the prior year. Our gross margin for the six months ended April 30, 2008 was 64.6% compared to 63.5% for the prior year. The change in gross profit and gross margin is attributable to the changes in net sales and cost of goods as described above and changes in the mix of product sold; in particular, increased sales of liquid products which has a lower gross profit margin compared to the powder products.

For the six months ended April 30, 2008, operating expenses increased by $0.2 million or 8.5%, from the corresponding period of the prior year. Operating expense increased due to the same factors described above with respect to the changes in such expense between the three months ended April 30, 2008 and 2007. Operating expenses, as a percentage of net sales, decreased from 32.9% in the six months ended April 30, 2007 to 30.5% in the six months ended April 30, 2008.

Interest expense was approximately $148,942 in the six months ended by April 30, 2008, compared to approximately $26,407 in the corresponding period of the prior year because of increase in our bank borrowings subsequent to April 30, 2007.

Allowance from government grant was zero for the six months ended April 30, 2008, and the allowance was $76,567 for the six months ended April 30, 2007. These were one-time allowances granted by the government to facilitate the developments mall to mid-size enterprises and we do not anticipate receiving these allowances in the future.

Income tax was $359,023 and zero for the six months ended April 30, 2008 and 2007 respectively. There was no income tax expense for the six months ended April 30, 2007 because we were exempt from such taxes through January 1, 2008. The loss of the tax exemption will, in future periods, have the effect of reducing reported net income. Beginning January 1, 2008, the applicable income tax rate is 25% of taxable income.

Net income for the six months ended by April 30, 2008, was approximately $2.2 million, an increase of approximately 3.6% from the corresponding period of the prior year. This increase is attributable to the factors described above; in particular, the increase in net income was limited by income tax expense.

Liquidity and Capital Resources

As of April 30, 2008, we had cash and cash equivalents of approximately $1.04 million compared to $256,000 as of October 31, 2007. As of April 30, 2008, we had a working capital deficit of approximately $1.25 million compared to working capital of approximately $760,000 at October 31, 2007. The working capital deficit at April 30, 2008, includes an aggregate of approximately $6.1 million (consisting of $1.87 million in amounts due to related party and $4.24 million in dividends incurred in connection with Charleston’s acquisition of Tianjin Yayi) payable to related parties or their affiliates or associates. We have been informally advised that these related parties will only require the repayment of the obligations when we have sufficient financial resources to allow for such repayment. However, there is no agreement pursuant to which they have agreed to defer the payment of these obligations and they could demand payment of such sums at any time . Excluding this $6.1 million owed to related parties, we had at April 30, 2008 working capital of $4.85 million. We intend to roll over or repay our other short-term loans but have not reached any agreements or understanding with respect thereto. See Note 11 of Notes to Charleston’s Condensed Consolidated Financial Statements for the three and six months ended April 30, 2008 and 2007.

We intend to expand our production facilities to meet anticipated increased demand for our products. In connection therewith, we intend to expend an aggregate of approximately $17 million in the balance of fiscal 2008 and in 2009 to acquire certain spray drying facilities, establish and equip new production facilities and purchase two production lines in a production facility we currently lease. While historically we have relied on loans from an executive officer, Li Liu, short-term bank loans and other short-term borrowings to meet our cash, working capital and capital expenditure requirements, we anticipate, in addition to continuing to rely on such sources, seeking additional financing from other sources to fund, in particular, the approximately $17 million in capital expenditures described above. No assurance can be given that the sources that have historically funded will continue to do on acceptable terms or that we will secure the financing required for these capital expenditures.

The following table summarizes information about our net cash flows for the periods:
	Six Months
	Ended April 30
	2008	2007
Net cash provided by operating activities	$580,145	$1,146,231
Net cash provided (used in) investing activities	(160,021)	(40,775)
Net cash provided by (used in) financing activities	305,904	(1,281,482)

Operating Activities:

Net cash provided by operating activities was approximately $580,000 for the six months ended April 30, 2008 compared to net cash of $1,146,000 provided by operating activities during the corresponding period in the prior year. The decrease in net cash provided in the most recent period is attributable primarily to increases in inventories and decreases in accounts payable and bills payable. Inventories increased due to the delayed delivery of product during the January-February 2008 winter storms, increased purchases of raw materials during the winter season and increased preparation and packaging of finished products to meet anticipated increased demand. Accounts payable and bills payable decreased because we accelerated payments to suppliers for the purchases of raw materials and packaging. These changes were offset to a limited extent by the decrease in accounts receivable attributable to increased collection efforts and transfers from restricted cash. See Note 6 of Notes to Charleston’s Condensed Consolidated Financial Statements for the three and six months ended April 30, 2008 and 2007.

Investing Activities:

Our primary uses of cash for investing activities are payments relating to the acquisition of equipment. Net cash used in investing activities for the six months ended April 30, 2008 was approximately $160,000, an increase of approximately $119,246 from the corresponding period in the prior year due to the purchase of transportation, production and information technology equipment.

Financing Activities:

Net cash provided by financing activities for the six months ended April 30, 2008 was approximately $306,000 compared to approximately $1,281,000 of net cash used by these activities during the corresponding period in the prior year. The change is primarily attributable to the increase in borrowings from related parties offset partially by the repayment of short term loans.

Contractual Obligations

The following table summarizes our significant contractual obligations at April 30, 2008:

	Payments Due by Period
		Less than			More than
Contractual Obligations:	Total	1 Year	1-3 years	3-5 years	5 Years
Operating Lease Obligations[1]	$27,154,718	$436,291	$2,849,424	$2,671,114	$21,197,889
Capital Purchase Obligations [2]	153,617	153,617	—	—	—
Other Purchase Obligations and Commitments[3]	5,501,676	598,929	2,394,630	2,141,592	366,525
Long-Term Debt Obligations[4]	49,674	33,472	16,202	—	—

Total:	$32,859,685	$1,222,309	$5,260,256	$4,812,706	$21,564,414

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

1 Includes process contracts and rental obligations for a factory and warehouse expected to begin September 1, 2008. All lease obligations are due to expire in 2029.

2 Upon completion of construction, we will pay the balance of the purchase price for the Jinghai Industrial 4-story office building. Construction is estimated for completion in September 2008.

3 Represents: agreement with village committees for the minimum purchase obligations of raw goat milk products. The purchase price is determined by the market. The market price as of April 30, 2008 for raw goat milk was $543 per ton. Actual amounts will vary based on market price fluctuations.

4 Does not include short-term loans in the aggregate principal amount of $3.9 million, short term loans due to related parties in the aggregate principal amount of $1.87 million, $4.24 million in dividends payable and other obligations incurred subsequent to April 30, 2008, including $1.3 million in principal amount of 8% convertible notes due in December 2009, and a $250,000 note due in August 2008.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest expense incurred by the bank loans and the interest income generated by the loans to our bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may increase of expectations due to changes in interest rates in the PRC.

Foreign Exchange Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

Under accounting principles generally accepted in the United States, the merger is considered on the closing date to be a capital transaction in substance, rather than a business combination. That is, the merger is equivalent to the issuance of stock by Charleston for the net monetary assets of Ardmore Holdings, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the merger will be identical to that resulting from a reverse acquisition, except that no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Ardmore Holdings, are those of the legal acquiree, Charleston, which are considered to be the accounting acquirer.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
No.	Description of Exhibit

99.4	Unaudited condensed consolidated financial statements for Charleston Industrial Ltd. for the three and six months ended April 30, 2008 and 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 19, 2008

Ardmore Holding Corporation

By:	/s/ Li Liu
Li Lui, President and Chief Executive Officer